8233 Baumgart Road Evansville, IN 47725 www.shoecarnival.com (812) 867-4037	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS; ACHIEVES RECORD EARNINGS FOR FOURTH QUARTER AND YEAR

        Evansville, Indiana, March 15, 2007 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced record sales and earnings for the fourth quarter and fiscal year ended February 3, 2007. The fourth quarter of fiscal 2006 includes 14 weeks compared to 13 weeks in the fourth quarter of fiscal 2005 and the full fiscal year of 2006 includes 53 weeks compared with 52 weeks in the full fiscal year of 2005.

Fourth Quarter Results

        Net earnings for the 14-week fourth quarter increased 70.0 percent to $5.1 million compared with net earnings of $3.0 million in the 13-week fourth quarter ended January 28, 2006. Diluted earnings per share increased 68.2 percent to $0.37 per share compared with $0.22 per share last year.

        Net sales for the fourth quarter increased 8.3 percent to $177.2 million compared with $163.6 million in the fourth quarter ended January 28, 2006. Sales of approximately $11.5 million were recorded in the extra week of the fourth quarter of fiscal 2006. Comparable store sales for the 13-week period ended January 27, 2007 decreased 0.9 percent.

        The gross profit margin for the fourth quarter of 2006 decreased to 28.1 percent compared to 28.6 percent for the fourth quarter of 2005. As a percentage of sales, the merchandise margin increased 0.3 percent and buying, distribution and occupancy costs increased 0.8 percent. The increase in buying, distribution and occupancy costs, as a percentage of sales, was due primarily to the incremental costs associated with the opening of a new distribution center during the fourth quarter of 2006.

       Selling, general and administrative expenses for the fourth quarter, as a percentage of sales, decreased to 23.6 percent from 25.6 percent in the fourth quarter of 2005. This decrease resulted from lower incentive compensation, employee health care expense and store closing costs in addition to the leveraging effect of the sales generated in the extra week of the fourth quarter of 2006.

        Operating income for the fourth quarter increased by 62.5 percent to $7.9 million from $4.9 million during the fourth quarter of 2005. Operating margin increased to 4.5 percent from 3.0 percent in the same period last year.

Fiscal 2006 Results

        Net earnings for fiscal 2006 increased 26.5 percent to $23.8 million, or $1.73 per diluted share, compared with net income of $18.8 million, or $1.40 per diluted share, last year.

        Net sales increased 4.0 percent to $681.7 million for the fiscal year compared with sales of $655.6 million last year. Comparable store sales for the 52-week period ended January 27, 2007 increased 1.5 percent.

        Commenting on the results, Mark Lemond, chief executive officer and president said, "We achieved another record year in fiscal 2006, improving upon virtually every financial metric reported in fiscal 2005. Comparable store sales increased 1.5 percent in fiscal 2006 on top of the record breaking 6.9 percent increase in fiscal 2005. Higher gross profit margins and reduced administrative expenses resulted in increases of 27 percent in net earnings and 24 percent in earnings per diluted share."

        "We made significant progress in fiscal 2006 in two of our most important initiatives - enhancing the performance of our women's dress and casual merchandise and improving our new store sales productivity. In just two years, our women's non-athletic product has risen to 27 percent of our total sales from 23 percent in fiscal 2004. We are quickly approaching our goal of 28 to 30 percent of our total sales being generated by women's dress and casual merchandise."

        "Our new store performance also improved in fiscal 2006. Sales per square foot in the stores we opened in fiscal 2006 are trending approximately 90 percent of the chain's average sales per square foot. This ratio has significantly improved compared to the performance of stores opened over the prior few years."

        A number of infrastructure enhancements were initiated by the Company in fiscal 2006:

  New Distribution Center - Conversion to a 410,000 square foot distribution center was substantially completed during the fourth quarter of fiscal 2006. The Company estimates approximately $900,000 (or $0.04 per diluted share) of incremental costs were incurred in this conversion process.

  New Corporate Headquarters - Construction of a new, 60,000 square foot corporate headquarters commenced in June 2006 and the Company expects to occupy this leased facility in May 2007.

  Wide Area Network - A wide area network was implemented chain-wide in the fourth quarter of 2006. The WAN provides improved connectivity between the corporate headquarters, the new distribution center and individual stores.

  Markdown Optimization Software - The Company implemented Oracle's Retail Price Optimization Solution software during early fiscal 2006.

       These key pieces of infrastructure will allow the Company to accelerate growth in fiscal 2007 and beyond. The Company expects to open 25 stores in fiscal 2007 and is currently planning a future store growth rate of 12 to 15 percent.

        Mr. Lemond concluded by stating, "Focusing on fashion has resulted in record earnings for the past two years. In fiscal 2007, we will maintain that focus on fashion while we accelerate our store growth. These initiatives will be the key drivers of our future sales and earnings growth."

2007 EPS Outlook

       Earnings per diluted share in the first quarter of fiscal 2007 are expected to range from $0.55 to $0.59. This assumes a total sales increase of between 4 and 6 percent and comparable store sales of between 1 and 3 percent. Included in the earnings guidance is an increase in distribution costs over the prior year first quarter of approximately $800,000, primarily for costs associated with the start-up of the new distribution center.

       For the full year of fiscal 2007, earnings per diluted share are expected to range from $1.90 to $2.00.

Store Growth

        During fiscal 2006, 14 new stores were opened and six were closed to end the year at 271 stores. Two stores were opened in the fourth quarter and one was closed. Total gross retail selling space increased 51,000 square feet on a net basis to end the fiscal year at 3.1 million square feet.

Store openings and closings by quarter and for the year are as follows:

	New Stores	Stores Closed
1st Quarter 2006	0	0
2nd Quarter 2006	4	2
3rd Quarter 2006	8	3
4th Quarter 2006	2	1
Fiscal 2006	14	6

        The two stores opened during the fourth quarter included locations in:

City	Market/Total Stores in Market
Fort Myers, FL	Fort Myers/1
Mercedes, TX	Harlingen/4

Conference Call

        Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the fourth quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Record Date and Date of Annual Shareholder Meeting

        The Company also announced that June 12, 2007 has been set as the date for the Annual Meeting of Shareholders and April 20, 2007 was set as the shareholder record date.

Cautionary Statement Regarding Forward-Looking Information

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of under-performing stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 274 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Fourteen	Thirteen	Fifty-three	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006

Net sales	$177,221	$163,570	$681,662	$655,638
Cost of sales (including buying,
distribution and occupancy costs)	127,475	116,853	482,888	465,942

Gross profit	49,746	46,717	198,774	189,696
Selling, general and administrative
expenses	41,814	41,836	161,144	158,860

Operating income	7,932	4,881	37,630	30,836
Interest income	(372)	(117)	(1,235)	(170)
Interest expense	45	110	152	524

Income before income taxes	8,259	4,888	38,713	30,482
Income tax expense	3,133	1,873	14,949	11,692

Net income	$5,126	$3,015	$23,764	$18,790

Net income per share:
Basic	$0.38	$0.23	$1.78	$1.43

Diluted	$0.37	$0.22	$1.73	$1.40

Average shares outstanding:
Basic	13,469	13,246	13,373	13,128

Diluted	13,833	13,586	13,744	13,457

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 3, 2007	January 28, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$34,839	$20,304
Accounts receivable	948	286
Merchandise inventories	196,662	183,993
Deferred income tax benefit	2,088	1,075
Other	2,605	2,327

Total Current Assets	237,142	207,985
Property and equipment-net	74,020	66,848

Total Assets	$311,162	$274,833

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$70,352	$64,756
Accrued and other liabilities	14,576	11,451

Total Current Liabilities	84,928	76,207
Deferred lease incentives	6,095	6,399
Accrued rent	6,260	6,658
Deferred income taxes	781	2,151
Deferred compensation	3,149	2,263

Total Liabilities	101,213	93,678
Total Shareholders' Equity	209,949	181,155

Total Liabilities and Shareholders' Equity	$311,162	$274,833

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-three Weeks Ended February 3, 2007	Fifty-two Weeks Ended January 28, 2006

Cash flows from operating activities:
Net income	$23,764	$18,790
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	14,468	14,766
Stock option income tax benefit	0	1,222
Stock-based compensation	1,578	614
Loss on retirement and impairment of assets	332	1,210
Deferred income taxes	(2,383)	(3,824)
Lease incentives	953	874
Other	(769)	(794)
Changes in operating assets and liabilities:
Accounts receivable	(662)	553
Merchandise inventories	(12,669)	(3,403)
Accounts payable and accrued liabilities	3,653	5,714
Other	1,002	(2,037)

Net cash provided by operating activities	29,267	33,685

Cash flows from investing activities:
Purchases of property and equipment	(24,952)	(14,747)
Proceeds from sale of property and equipment	7,202	70
Other	2	153

Net cash used in investing activities	(17,748)	(14,524)

Cash flows from financing activities:
Borrowings under line of credit	0	234,825
Payments on line of credit	0	(242,125)
Payments on long-term debt	0	(56)
Proceeds from issuance of stock	2,777	3,610
Excess tax benefits from stock-based compensation	480	0
Common stock repurchased	(241)	0

Net cash provided by (used in) financing activities	3,016	(3,746)

Net increase in cash and cash equivalents	14,535	15,415
Cash and cash equivalents at beginning of period	20,304	4,889

Cash and Cash Equivalents at End of Period	$34,839	$20,304